The issuer has filed or will file with the SEC a registration statement (including a prospectus and any prospectus supplement) and any related issuer free-writing prospectus with respect to this offering (the "Offering Documentation"). You may obtain a copy of the prospectus for free by visiting the web site at www.bfbaseprospectus.com. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR(R)) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from either (i) Bayview Financial, L.P., 4425 Ponce de Leon Blvd., 5th Floor, Coral Gables, FL 33146; Attn: Structured Finance or by calling (800) 457-5104,
Attention: Jason Somerville, or (ii) Citigroup Global Markets Inc. by calling 1-877-858-5407.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the securities, supersedes information contained in any prior similar materials relating to these securities. This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

                     Final Terms of the Offered Certificates


The certificates consist of the classes of certificates listed in the tables below, together with the class X, class P, class R and class RL certificates. Only the classes of certificates listed in the tables below are offered by the prospectus supplement.


                 CLASS
              PRINCIPAL OR        INITIAL
                NOTIONAL         INTEREST                                                           INITIAL CERTIFICATE RATINGS
CLASS          BALANCE(1)         RATE(2)           PRINCIPAL TYPE                  INTEREST TYPE    FITCH    MOODY'S      S&P

A-IO.......  $  81,461,786(3)   Variable(4)      Senior, Interest-Only              Variable Rate     AAA       Aaa        AAA
1-A1.......  $  68,427,000      6.035%(5)         Senior, Sequential                 Fixed Rate       AAA       Aaa        AAA
1-A2.......  $  24,900,000      5.638%(5)         Senior, Sequential                 Fixed Rate       AAA       Aaa        AAA
1-A3.......  $   9,995,000      6.028%(5)         Senior, Sequential                 Fixed Rate       AAA       Aaa        AAA
1-A4.......  $  12,915,000      6.193%(5)         Senior, Sequential                 Fixed Rate       AAA       Aaa        AAA
1-A5.......  $  12,915,000      5.852%(5)    Senior, Non-accelerating(NAS)(6)        Fixed Rate       AAA       Aaa        AAA
2-A1.......  $  51,927,000      5.430%(5)         Senior, Sequential               Adjustable Rate    AAA       Aaa        AAA
2-A2.......  $  19,765,000      5.550%(5)         Senior, Sequential               Adjustable Rate    AAA       Aaa        AAA
2-A3.......  $  29,102,000      5.610%(5)         Senior, Sequential               Adjustable Rate    AAA       Aaa        AAA
2-A4.......  $ 100,794,000      5.600%(5)        Senior, Pass-Through              Adjustable Rate    AAA       Aaa        AAA
M-1........  $  19,871,000      5.700%(5)            Subordinated                  Adjustable Rate     AA       Aa2        AA
M-2........  $   5,541,000      5.720%(5)            Subordinated                  Adjustable Rate     AA-      Aa3        AA-
M-3........  $   9,745,000      5.870%(5)            Subordinated                  Adjustable Rate     A        A2          A
M-4........  $   4,395,000      5.970%(5)            Subordinated                  Adjustable Rate     A-       A3          A-
B-1........  $   3,821,000      7.020%(5)            Subordinated                  Adjustable Rate    BBB+     Baa1        BBB+
B-2........  $   3,139,000      7.370%(5)            Subordinated                  Adjustable Rate    BBB      Baa2        BBB
B-3........  $   3,371,000      8.570%(5)            Subordinated                  Adjustable Rate    BBB-     Baa3        BBB-

----------
(1)  These balances are approximate, as described in the prospectus supplement.
(2) The interest rate for each class of offered certificates is subject to limitation and is described in the prospectus supplement under "Summary of Terms--The Offered Certificates--Interest Payments--Amounts Available for Interest Payments."
(3) Initial notional balance. The class A-IO certificates are interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their component notional balances, as described in the prospectus supplement under "Summary of Terms--The Offered Certificates--Payment Components."
(4) With respect to any distribution date up to and including the distribution date in April 2009, the applicable annual rate for each component (as set forth in the prospectus supplement under the headings "A-IO(1) Component Interest Rate" and "A-IO(2) Component Interest Rate" on Annex B) for that distribution date and thereafter 0.0000%, in each case subject to reduction, as described in the prospectus supplement under "Summary of Terms--Payments on the Offered Certificates--Interest Payments."
(5) Subject to the applicable available funds cap, as described in the prospectus supplement under "Summary of Terms--The Offered Certificates--Interest Payments." Interest will accrue on the class principal balance of the pool 2 senior certificates and the subordinate certificates at an adjustable rate based on one-month LIBOR plus a certain spread as described in the prospectus supplement under "Summary of Terms--The Offered Certificates--Interest Payments--Amounts Available for Interest Payments."
(6) The class 1-A5 certificates will not receive principal payments at the same rate as the other pool 1 senior certificates because principal payments generally will not be made on these certificates until November 2009 and thereafter will include the NAS priority amount as described in the prospectus supplement under "Summary of Terms--Payments on the Offered Certificates--Principal Payments."

The offered certificates will also have the following characteristics:

                                                 FINAL            EXPECTED
                    DELAY/      INTEREST       SCHEDULED            FINAL
         RECORD     ACCRUAL      ACCRUAL      DISTRIBUTION       DISTRIBUTION      MINIMUM     INCREMENTAL         CUSIP
CLASS   DATE(1)    PERIOD(2)   CONVENTION       DATE(3)            DATE(4)       DENOMINATION  DENOMINATION        NUMBER
-----   -------    ---------   ----------     -------------      -------------   ------------  ------------        ------
A-IO...    DD        0 day       30/360        4/28/2009          4/28/2009       $1,000,000        $1         07325D   AA    2
1-A1...    CM       27 day       30/360        11/28/2036         2/28/2009       $ 100,000         $1         07325D   AB    0
1-A2...    CM       27 day       30/360        11/28/2036        11/28/2010       $ 100,000         $1         07325D   AC    8
1-A3...    CM       27 day       30/360        11/28/2036         5/28/2012       $ 100,000         $1         07325D   AD    6
1-A4...    CM       27 day       30/360        11/28/2036         9/28/2015       $ 100,000         $1         07325D   AE    4
1-A5...    CM       27 day       30/360        11/28/2036         9/28/2015       $ 100,000         $1         07325D   AF    1
2-A1...    DD        0 day     Actual/360      11/28/2036         2/28/2009       $ 100,000         $1         07325D   AG    9
2-A2...    DD        0 day     Actual/360      11/28/2036        11/28/2010       $ 100,000         $1         07325D   AH    7
2-A3...    DD        0 day     Actual/360      11/28/2036         9/28/2015       $ 100,000         $1         07325D   AJ    3
2-A4...    DD        0 day     Actual/360      11/28/2036         9/28/2015       $ 100,000         $1         07325D   AK    0
M-1....    DD        0 day     Actual/360      11/28/2036         9/28/2015       $ 100,000         $1         07325D   AL    8
M-2....    DD        0 day     Actual/360      11/28/2036         9/28/2015       $ 100,000         $1         07325D   AM    6
M-3....    DD        0 day     Actual/360      11/28/2036         9/28/2015       $ 100,000         $1         07325D   AN    4
M-4....    DD        0 day     Actual/360      11/28/2036         9/28/2015       $ 100,000         $1         07325D   AP    9
B-1....    DD        0 day     Actual/360      11/28/2036         9/28/2015       $ 100,000         $1         07325D   AQ    7
B-2....    DD        0 day     Actual/360      11/28/2036         9/28/2015       $ 100,000         $1         07325D   AR    5
B-3....    DD        0 day     Actual/360      11/28/2036         9/28/2015       $ 100,000         $1         07325D   AS    3

     -----------
     (1) CM = For any distribution date, the last business day of the month immediately preceding the month in which that distribution date occurs. DD = For any distribution date, the close of business on the business day immediately preceding that distribution date.
     (2) 27 day = For any distribution date, the interest accrual period for the fixed rate certificates will be the calendar month immediately preceding the month in which the related distribution date occurs. The distribution date is generally the 28th day of each month (or if the 28th day is not a business day, the next business day).
         0 day = For any distribution date, the interest accrual period for the adjustable rate certificates will be the period beginning on the immediately preceding distribution date (or November 17, 2006, in the case of the first interest accrual period) and ending on the calendar day before the related distribution date.
     (3) Determined by adding thirty years to the first distribution date, except in the case of the class A-IO certificates, which is a 30-month structured interest-only certificate.
     (4) The expected final distribution date of the offered certificates (other than the class A-IO certificates) is based upon (a) the prepayment assumption and the modeling assumptions used in the prospectus supplement, each as described under "Certain Yield and Prepayment Considerations--Modeling Assumptions," and (b) the assumption that the option to purchase the mortgage loans and the other property of the trust fund is exercised by the master servicer at the earliest possible distribution date as described in the prospectus supplement under "Summary of Terms--Early Termination of the Trust Fund." The actual final distribution date for each class of offered certificates may be earlier or later, and could be substantially later, than the applicable expected final distribution date listed above.